Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-1 of Shell Midstream Partners, L.P., filed pursuant to Rule 462(b) of the Securities Act of 1933, of our report dated June 16, 2014 relating to the financial statements of Ho-Ho and our report dated June 16, 2014 relating to the balance sheet of Shell Midstream Partners, L.P., and to the references to us under the heading “Experts”, which appear in Shell Midstream Partners, L.P.’s Form S-1 Registration Statement (File No. 333-196850), as amended on October 20, 2014.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

October 27, 2014